Exhibit 99.1

Allied Motion Reports Improved Profits for the Third Quarter 2008

DENVER--(BUSINESS WIRE)--November 3, 2008--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced it achieved net income for the third quarter of $704,000 or $.09 per diluted share compared to $686,000 or $.10 per diluted share for the same period last year. Revenues for the quarter ended September 30, 2008 increased 3% to $21,538,000 compared to $20,901,000 last year. Backlog at September 30, 2008 was $27,846,000 which is down 7% from the same time last year.

During the nine months ended September 30, 2008, the Company has achieved a 50% increase in net income to $2,629,000 or $.35 per diluted share for 2008 compared to net income of $1,748,000 or $.24 per diluted share for the same nine months last year. Revenues for the nine months this year were $68,399,000 compared to $63,292,000 for the same period last year, or an 8% increase.

“We are pleased that we achieved an increase in sales and net income for the third quarter ended September 30, 2008 over the same period last year representing five consecutive quarters of improved sales and profit,” commented Dick Smith, CEO of Allied Motion. “However, the worsening global economic conditions have caused a slow down in orders during the quarter as is evident in the drop in our backlog. As the economic slowdown worsens, an increasing number of our industry sectors have been adversely affected especially here in the United States. Sales to our US customers were down 10% for the quarter and down 6% for the nine months while sales to customers outside of the US, primarily Europe and Asia, are up 26% for the quarter and up 34% for the nine months. On the positive side, we do have a number of new opportunities for new business with both new and existing customers. Some of these opportunities are being driven by our new products and some by market conditions. Our sales into the medical, aerospace and defense, alternative fuel applications for vehicles and general purpose pump markets remain strong and growing. Those market sectors that we continue to experience a downturn in are the construction related markets, including off road equipment and industrial tools, and the recreation vehicle and marine markets. Our gross margins for the quarter improved to 26% from 25% last year reflecting an improved mix of higher margin sales as well as cost improvements we are realizing. Offsetting the improvement in gross profit margins was an increase in selling and engineering expenses that were incurred to strengthen our sales and engineering capabilities. Also contributing to our profit improvement was lower interest costs reflecting a reduction in outstanding debt and lower borrowing costs. Our year-to-date performance reflects the continued execution of our strategy which continues to build the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry.”

“In addition, as we reported on October 13, 2008, we did experience a fire at our facility located in Chatsworth, California which sustained heavy damage to the manufacturing area and most of the office areas,” continued Dick Smith, CEO of Allied Motion. “The damaged facility is leased by Allied’s wholly-owned subsidiary Computer Optical Products Inc. (COPI) a manufacturer of encoder products, whose sales account for less than 10% of Allied Motion’s consolidated revenues. While there will be a short-term disruption of supply to customers, we are making excellent progress in getting the operation back up and operating and we should start achieving some deliveries to customers by the end of November. Our employees have responded extremely well and we have already relocated to another facility and have made progress in getting temporary production lines back up and operating. This is a very unfortunate event for the Company but we are committed to recover as quickly as possible to minimize any adverse effects it will have on all of our employees and business partners including customers who have placed their faith and support in our ability to deliver quality product to meet their needs.”

Dick Warzala, President of Allied Motion, added, “As our backlog and our third quarter results indicate, incoming orders declined in most of our served market segments and we are monitoring this situation very closely to watch for trends and to ensure we are proactive in protecting the earnings of our company. While many companies will re-trench during these potentially turbulent times, we have planned accordingly and we will strive to take full advantage of the opportunities an economic downturn may provide to our company. We are a financially sound company with positive cash net of debt and while we will adjust as necessary, we will not cut the resources that are critical to ensure success on the many new and exciting growth oriented projects currently in our sales pipeline.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 3, 2008 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2008	2007	2008	2007
Revenues	$21,538	$20,901	$68,399	$63,292
Cost of products sold	16,034	15,613	50,329	48,145
Gross Margin	5,504	5,288	18,070	15,147
Operating expenses and other	4,454	4,233	14,159	12,495
Income before income taxes	1,050	1,055	3,911	2,652
Provision for income taxes	(346)	(369)	(1,282)	(904)
Net Income	$704	$686	$2,629	$1,748
PER SHARE AMOUNTS:
Diluted income per share	$.09	$.10	$.35	$.24
Diluted weighted average common shares	7,473	7,099	7,426	7,147

CONDENSED BALANCE SHEETS	September 30, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$3,498	$534
Trade receivables, net	11,569	10,223
Inventories, net	11,182	11,000
Other current assets	1,759	1,895
Total Current Assets	28,008	23,652
Property, plant and equipment, net	10,361	11,133
Goodwill and intangible assets	15,887	16,722
Total Assets	$54,256	$51,507
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$805	$827
Accounts payable and other current liabilities	11,278	10,429
Total Current Liabilities	12,083	11,256
Long-term debt obligations	2,200	3,595
Other long-term liabilities	2,412	2,659
Total Liabilities	16,695	17,510
Stockholders’ Investment	37,561	33,997
Total Liabilities and Stockholders’ Investment	$54,256	$51,507

	For the Nine Months Ended September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$2,629	$1,748
Depreciation and amortization	2,648	2,607
Changes in working capital balances and other	(493)	(1,887)
Net cash provided by operating activities	4,784	2,468

Cash flows from investing activities:
Purchase of property and equipment	(1,121)	(977)
Net cash used in investing activities	(1,121)	(977)

Net cash (used in) provided by financing activities	(640)	(1,684)
Effect of foreign exchange rate changes on cash	(59)	28
Net increase in cash and cash equivalents	2,964	(165)
Cash and cash equivalents at beginning of period	534	669
Cash and cash equivalents at September 30	$3,498	$504

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520